Exhibit 10.30

MASTER PROFESSIONAL SERVICES AGREEMENT

     THIS MASTER PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is entered into this 27th day of December, 2002 (the “Effective Date”) by and between Crowe, Chizek and Company LLP (“Crowe Chizek”), a limited liability partnership, having a place of business at 1 MidAmerica Plaza, 7th Floor, Oakbrook Terrace, Illinois 60181 and Riggs Bank N.A. (“Client”), having a place of business at 800 17th Street, NW, Washington, District of Columbia 20006-3944.

RECITALS

     Client desires to have Crowe Chizek provide professional services (including without limitation consulting services and the preparation and/or delivery of computer programming code, including source and object code (“Code”)) to Client and affiliates of Client and Crowe Chizek desires to perform such services (the “Services”) for Client and its affiliates in accordance with the terms of this Agreement and the applicable Request for Services (as hereinafter defined).

AGREEMENT

     In consideration of the foregoing premises and the mutual promises and agreements set forth herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

     1.     Requests for Services

     (a) Pursuant to and in accordance with the terms of this Agreement, Client or Crowe Chizek may, from time to time, initiate a Request for Services with specific reference to this Agreement, and provide a copy of the same to the other party hereto. The term “Request for Services” means a request for Services, in the form attached hereto as Exhibit A, setting forth a detailed description of the Services being requested, including, but not limited to, the scope, goals and objectives of the Services, a timeline for completion of the Services (including milestones), specific responsibilities and resource commitments of both Crowe Chizek and Client, interim and final Deliverables and compensation obligations. “Deliverables” has the meaning given to such term in the applicable Binding Request for Services. Each Request for Services initiated by either party hereto will be deemed a non-binding letter of intent until such time as the same is executed by both Crowe Chizek and Client. Upon the execution and delivery of a Request for Services by both Crowe Chizek and Client, the applicable Request for Services will be deemed accepted and shall become a binding agreement between the parties hereto, subject to the terms hereof and shall become expressly incorporated by reference herein. The term “Binding Request for Services” means a Request for Services that has been accepted and has become binding as provided in this Section 1. Each party hereto may initiate or accept a Request for Services in such party’s sole and absolute discretion, it being understood and agreed that the entering into of this Agreement does not create any commitment by either party hereto to accept a Request for Services.

     (b)  Crowe Chizek acknowledges that affiliates of Client will have the right to submit Requests for Services to Crowe Chizek, and Client acknowledges that Crowe Chizek will have no obligation to accept any such Request for Services. However, if Crowe Chizek does accept a Request for Services from an affiliate of Client in accordance with this Section 1, such Request for Services will be deemed a Binding Request for Services, and such affiliate of Client will have all rights and obligations of Client under this Agreement, but only as such rights and obligations relate to such Binding Request for Services. Client hereby guarantees such affiliate’s performance of its obligations under this Agreement related to such Binding Request for Services, including but not limited to any obligation to pay fees to Crowe Chizek.

     (c)  The parties hereto acknowledge and agree to use every effort to interpret the terms set forth in a Binding Request for Services in a manner consistent with and in addition to the terms set forth in this Agreement, except as expressly set forth to the contrary in such Binding Request for Services. In the event of an inconsistency between the terms set forth in a binding Request for Services and this Agreement, the terms set forth in the Binding Request for Services shall control except that the terms of Sections 9, 10, 11 and 19 of this Agreement shall control over any inconsistent terms in a Binding Request for Services and nothing in a Binding Request for Services shall be deemed to change or supersede any terms in these Sections, unless the terms of an applicable Binding Request for Services or a written agreement executed by the parties expressly provide that specified inconsistent terms therein are intended to control and supersede the specific terms of Sections 9, 10, 11 and 19.

     (d)  The following Requests for Services that have been previously executed by both parties shall constitute Binding Requests for Services for purposes of this Agreement: (i) Item Processing Conversion Resource Proposal dated August 20, 2002, (ii) Request for Services New Core System Implementation for Riggs Bank Applications Integration dated September 17, 2002, (iii) Request for Services Onyx Customer Sales and Service Implementation dated September 26, 2002 and (iv) Request for Services New Core System Implementation for Riggs Bank Applications Infrastructure dated September 25, 2002. The terms of this Agreement shall apply to Binding Requests for Services that are executed by both parties on or after the Effective Date of this Agreement.

     2.     Crowe Chizek Responsibilities

     Crowe Chizek shall perform, in accordance with the terms hereof and thereof, the Services required of it as set forth in each Binding Request for Services.

     3.     Client Responsibilities

     Client shall perform, in accordance with the terms hereof, the tasks and obligations required of it as set forth in each Binding Request for Services. Except to the extent provided in the applicable Binding Request for Services, failure of Client to perform in a timely manner the tasks and obligations required to support the Services in a Binding Request for Services may result in (i) a corresponding delay in the schedule for performance of the Services or (ii) in the event of failure to pay, the termination of the applicable Binding Request for

Services or this Agreement in its entirety, provided that Crowe Chizek has given Client not less than thirty (30) days’ prior written notice of such failure and an opportunity to cure.

     4.     Fees and Payment

     (a)  The fees and manner of payment thereof payable at any time to Crowe Chizek by Client in respect of the Services shall be as set forth in full in the applicable Binding Request for Services. The parties hereby confirm and agree that, except as may be expressly set forth in the applicable Binding Request for Services, Crowe Chizek is responsible for all of its own expenses and costs of any and all description and type in and related to entering into this Agreement and performance of the Services, including but not limited to salaries, taxes, benefits and expenses of its employees plus all overhead; all fees and expenses of its agents, subcontractors and the like, if any; fees for necessary or appropriate licenses and permits, if any, and all out-of-pocket expenses and other costs, including, but not limited to, travel, hotels, meals, photocopying, messenger, telephone, delivery and similar items. The fees described in an applicable Binding Request for Services, if, as and when earned by Crowe Chizek under the terms thereof, constitute the sole and exclusive recompense, remuneration or payment that Client may at any time owe to Crowe Chizek for performance of the Services related to the applicable Binding Request for Services. Notwithstanding the foregoing, if Client is in good faith disputing any amount alleged by Crowe Chizek to be due and payable, Crowe Chizek will have the right to suspend performance of the Services, pending the resolution of such dispute. Immediately following the payment by Client of any amount agreed by the parties or judicially determined to be payable by Client, Crowe Chizek shall re-commence the performance of the Services that were suspended.

     (b)  If either party disputes the accuracy or applicability of a fee, charge or credit, such party shall notify the other party of such dispute as soon as practicable after the discrepancy has been discovered. The parties shall investigate and seek to resolve the dispute in good faith pursuant to Section 31. If the parties are not able to resolve the dispute within fifteen (15) days after receipt of notice of a disputed item, either party may exercise any rights and remedies it may have under this Agreement, the applicable Binding Request for Services and applicable law. Any undisputed amounts in an invoice containing a disputed charge shall be paid by Client and any undisputed credit amounts shall be promptly credited by Crowe Chizek. Unpaid monies and unapplied credit amounts that are in dispute pursuant to this Section 4(b) will not be considered a basis for monetary default under this Agreement during the period in which the resolution of the dispute is in progress. Notwithstanding the foregoing, and subject to the applicable Binding Request for Services, if Client is in good faith disputing any amount alleged by Crowe Chizek to be due and payable, Crowe Chizek will have the right to suspend performance of the Services, pending the resolution of such dispute. Immediately following the payment by Client of any amount agreed by the parties or judicially determined to be payable by Client, Crowe Chizek shall re-commence the performance of the Services that were suspended.

     5.     Changes in Scope

     Client or Crowe Chizek may, from time to time, request a change to the scope of the Services to be rendered in a Binding Request for Services, in accordance with this Section 5.

If such a change is requested by either party, Crowe Chizek shall inform Client in writing if such change would result in a change in fees or other costs to Client, if such change would result in a change in the implementation schedule for the Services to be performed that are already included within the scope of the applicable Binding Request for Services and any other material impact such change could reasonably be expected to have on the Services, giving the details thereof. Crowe Chizek shall use commercially reasonable efforts to minimize any additional costs and expenses associated with a request. Except as may otherwise be provided in any Binding Request for Services, no change requested by a party will be effective until agreed to in writing by the other party. All agreed to changes in the scope of the Services to be rendered in a Binding Request for Services shall be set forth in a written exhibit signed by both parties which shall become a part of the applicable Binding Request for Services and thereby expressly incorporated by reference herein and therein. After any such effective change to a Binding Request for Services, references to such Binding Request for Services will be deemed to refer to such Binding Request for Services, as amended to give effect to such change.

     6.     Taxes

     Crowe Chizek agrees to accept full exclusive liability for the payment of all taxes and contributions for unemployment insurance, old age pensions or annuities and other security benefits now or hereafter imposed by the government of the United States or any state or local government which are measured by the wages, salaries, and other remunerations paid to persons employed by Crowe Chizek in the performance of the Services. Client shall pay and be liable for all sales, use, property excise, and other taxes including any tax penalties, but excluding Crowe Chizek’s net income, net worth, franchise, capital based and other similar taxes applicable to materials and the Services to be furnished by Crowe Chizek hereunder, and Client shall report and pay such taxes and contributions directly to the governmental agencies charged with the duty of collecting the same. For states where the Services performed in connection with this Agreement are taxable, Crowe Chizek shall have a sales tax permit if required by such state.

     7.     Progress Reports and Meetings

     (a)  Crowe Chizek shall report to Client the progress of performing the Services, including meeting any milestones, and completing the tasks for the Services (“Progress Reports”). Unless otherwise agreed in the Binding Request for Services or otherwise by the parties in writing, the Progress Reports shall be prepared at monthly intervals and include a reasonably detailed summary of accomplishments, difficulties, potential or actual slippage in meeting deadlines, completion of budgeted tasks, hours worked by Crowe Chizek, tasks in progress and any non-compliance by Crowe Chizek or Client of the terms hereof. Crowe Chizek shall do so at no additional fee, expense or other cost to Client.

     (b) Crowe Chizek or Client may propose meetings as necessary and at reasonable intervals to discuss progress on completing the Services. Such meetings will take place at the locations and times mutually agreeable to Client and Crowe Chizek at no additional fee, expense or other cost to Client. Each of Crowe Chizek and Client shall use commercially reasonable efforts to prepare for and attend each meeting at the agreed time and location.

     8.     Acceptance of Deliverables

     (a)  Upon delivery by Crowe Chizek of a Deliverable to Client in accordance with a Binding Request for Services, Client shall have thirty (30) days from the date of receipt of the Deliverable (or such longer period as may be set forth in the applicable Binding Request for Services) to evaluate, review and test such Deliverable (“Test Period”) in accordance with the specifications and test criteria set forth in the applicable Binding Request for Services. In the event that Client believes that a Deliverable does not conform to the specifications or the test criteria set forth in the applicable Binding Request for Services, then Client shall notify Crowe Chizek in writing within the Test Period setting forth the reason or reasons why Client believes that such Deliverable does not conform. Client shall identify all non-conformities within a single written notice of rejection, unless a non-conformity prevents Client from evaluating, reviewing and testing the entire Deliverable. Client may reject a Deliverable only for its failure materially to conform to either the specifications or test criteria set forth in the Binding Request for Services. Further, if Crowe Chizek has not received a written notice of rejection of a Deliverable within the Test Period, then such Deliverable shall be deemed to be accepted by Client. If Client delivers to Crowe Chizek written notice of rejection of a Deliverable within the Test Period, then Crowe Chizek shall have thirty (30) days from the date of receipt of a written notice of rejection either (i) to correct the non-conformities that Client identifies in the written notice or (ii) to develop a plan mutually agreeable to Client and Crowe Chizek to correct the non-conformities that Client identified in the written notice within a period of time agreed to by the parties in the plan, but in no event will such period of time be less than thirty (30) days. Crowe Chizek shall correct such non-conformities and, upon correction, Crowe Chizek will resubmit the corrected Deliverable to Client for evaluation, review, and testing and the procedure set forth above shall be repeated. Such procedure shall continue until the earlier of (i) the expiration of the Test Period without delivery of a written notice of rejection by Client, or (ii) the date written notice of acceptance is delivered to Crowe Chizek by Client (“Date of Acceptance”); provided, however, that in the event Client provides written notice of rejection of the Deliverable after either the initial or any subsequent thirty (30) day time period or the initial or any subsequent time period agreed to by the parties for failure to correct a material non-conformity previously identified, then Client may send Crowe Chizek a notice of default pursuant to Section 12(c). However, if Client rejects a Deliverable after either the initial or any subsequent thirty (30) day time period or the initial or any subsequent time period agreed to by the parties based upon a non-conformity not previously identified by the Client then the procedure set forth above shall be repeated to permit Crowe Chizek to correct such non-conformity before Client may send a notice of default.

     9.     Limited Warranties

     (a)  Each party hereby represents and warrants that:

(i) it has all requisite power and authority to enter into, and fully perform its obligations under, this Agreement and each Binding Request for Services to which it is or becomes a party;

(ii) the execution, delivery and performance of this Agreement and each Binding Request for Services to which it is or becomes a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of each future Binding Request for Services, will be) duly and properly authorized by all requisite action on the part of each party;

(iii) this Agreement has been (or in the case of each future Binding Request for Services will be) duly executed and delivered by such party and is an enforceable obligation of such party except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity; and

(iv) it has the right to grant the licenses and/or sublicenses granted by it hereunder.

     (b)  Crowe Chizek represents and warrants that it will have the requisite skills to perform all Services required to be performed under any Binding Request for Services. Crowe Chizek shall perform all Services to be performed under the applicable Binding Request for Services in a diligent, good and workmanlike manner by individuals who are sufficiently experienced and skilled in their profession and in accordance with commercially reasonable standards of professionalism and workmanship in their professions. Crowe Chizek shall engage sufficient numbers of such individuals to perform the Services so as to be able to comply with the terms hereof and the applicable Binding Request for Services, including, without limitation, compliance with applicable timelines for completion of the Services and interim milestones. Both parties shall use commercially reasonable efforts to promote the best interests of the other party and to take no action that in any way damages the public image of the other party.

     (c)  For a period of one hundred fifty (150) days following the Date of Acceptance of a Deliverable provided to Client by Crowe Chizek in connection with its performance of Services Crowe Chizek warrants that such Deliverable will comply with applicable Binding Request for Services and will conform to applicable industry standards.

     10.     Limitation on Liability

     (a)  The aggregate maximum amount of damages for which Crowe Chizek will be responsible for breaching its obligations under this Agreement (except any obligation under Sections 6, 9, 11(a)(i), 14, 15, 16 or 19), as this Agreement relates to the applicable Binding Request for Services, will be the aggregate amount of fees having been paid, fees accrued, but not yet paid and fees accrued on account and subject to final reconciliation, but only to the extent of the reconciled amount by Client and its affiliates to Crowe Chizek under the applicable Binding Request for Services as of the date on which the claim of breach is asserted. Any damages for which Crowe Chizek will be responsible under this Agreement shall be offset by the amount of any fees accrued but not yet paid and the fees accrued on account and subject to final reconciliation to the extent of the reconciled amount that has not yet been paid.

     (b)  The aggregate maximum amount of damages for which Client will be responsible for breaching its obligations under this Agreement (except any obligation under Sections 6, 9, 11(b)(i), 14, 15, 16 or 19), as this Agreement relates to the applicable Binding

Request for Services, will be the aggregate amount of fees having been paid, fees accrued, but not yet paid and fees accrued on account and subject to final reconciliation, but only to the extent of the reconciled amount by Client and its affiliates to Crowe Chizek under the applicable Binding Request for Services as of the date on which the claim of breach is asserted.

     (c)  Unless specifically provided to the contrary in this Agreement (including, without limitation, the exclusions set forth in Sections 10(a) and (b)), no party shall have any liability whether based on warranty, contract, tort (including, without limitation, negligence or strict liability), guarantee, statute or any other legal or equitable grounds to the other party for any damages other than Direct Damages. The term “Direct Damages” means the damages incurred by the claiming party to this Agreement directly and naturally resulting from or arising out of a breach of this Agreement by another party to this Agreement and specifically excludes lost profits and any special, indirect, incidental or consequential damages of any kind or nature; provided, that the elements described in items (i) through (v) below shall not be excluded by this Section 10. No inference is to be made that any element of Direct Damages described in items (i) through (v) below or any other element of Direct Damages that is not described in the below examples, is applicable or inapplicable in any particular instance of breach or default. The applicability of any element or elements of Direct Damages to any breach or default shall be dependent upon the facts and circumstances involved in such breach or default. For the purposes of this Agreement, Direct Damages include by way of example but without limitation, (i) the costs incurred by Client to obtain services that are the same as or substantially similar to the Services to replace the Services, that is, the charges to be paid to another services provider(s) and/or the costs of performing and providing such functions, responsibilities, activities, tasks and projects in-house, (ii) the costs to correct any deficiencies in the Services rendered by Crowe Chizek, (iii) the costs incurred to transition the Services (or services that are substantially similar to some or all of the Services) to another provider(s) of services and/or to take some or all of the functions, responsibilities, activities, tasks and projects comprising the Services in-house, (iv) the costs and fees incurred by Crowe Chizek to collect from Client and/or its affiliates any fees payable to Crowe Chizek under a Binding Request for Services, and (v) amounts payable by either party to third parties caused by or arising out of the other party’s failure to properly or timely perform any of the Services, tasks or obligations in accordance with this Agreement.

     (d)  The limitations on the types and amounts of damages and liability and the exculpation from liability set forth in Sections 10(a), (b) and (c) shall not be applicable to (i) charges for the Services under this Agreement or any Binding Request for Services; (ii) amounts payable and credits owed by either party, however described, under this Agreement or any Binding Request for Services; and (iii) damages caused by the intentional misconduct or gross negligence of the breaching party.

     (e)  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9, CROWE CHIZEK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND CROWE CHIZEK SPECIFICALLY DISCLAIMS ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY THIRD PARTY SOFTWARE OR HARDWARE PROVIDED BY CROWE CHIZEK TO CLIENT UNDER THIS AGREEMENT OR ANY

APPLICABLE BINDING REQUEST FOR SERVICES IS PROVIDED “AS IS.” CROWE CHIZEK MAKES NO WARRANTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY SOFTWARE OR HARDWARE. MANUFACTURERS OR DISTRIBUTORS OF THIRD PARTY SOFTWARE AND HARDWARE MAY PROVIDE WARRANTIES OF THEIR PRODUCTS THAT WILL EXTEND TO CLIENT BUT IT IS CLIENT’S RESPONSIBILITY TO ACQUIRE AND IMPLEMENT SUCH WARRANTIES.

     (f)  CROWE CHIZEK IS EXPRESSLY NOT LIABLE FOR THE FAILURE OF ANY THIRD PARTY SOFTWARE OR HARDWARE PROVIDED HEREUNDER OR UNDER A BINDING REQUEST FOR SERVICES TO FULFILL ANY OF CLIENT’S REQUIREMENTS, AND (II) CROWE CHIZEK IS EXPRESSLY NOT LIABLE FOR CLIENT’S DATA INTEGRITY OR FOR ANY DAMAGES THAT MAY OCCUR TO CLIENT’S DATA, BUSINESS, OR BUSINESS RELATIONSHIPS DUE TO MALFUNCTIONING OR UNAVAILABLE THIRD PARTY SOFTWARE OR HARDWARE.

     11.     Indemnity

     (a)  Crowe Chizek is liable for and shall defend, protect, indemnify and save and hold harmless Client, its owners, shareholders, directors, officers, agents, affiliates and employees, and their respective successors and assigns (collectively, the “Client Indemnified Parties”), from and Crowe Chizek represents and warrants that Crowe Chizek knows of no Claims that it has against Client as of the date hereof, other than as set forth in Exhibit      .to the extent the subject Claim is caused by or results from:

(i) (v) any breach by Crowe Chizek of its obligations set forth in Section 19, (w) the negligence of Crowe Chizek, (y) taxes, penalties, interest, liens, or indebtedness owed by Crowe Chizek, or (z) the willful misconduct of Crowe Chizek, or

(ii) the material breach by Crowe Chizek of any of its obligations under this Agreement or any Binding Request for Services.

The defense of any such Claim shall be directed in accordance with Sections 11(c), (d) and (e). Crowe Chizek agrees that the liability and property damage insurance (including automobile, public liability, contractual liability, errors and omissions and property damage insurance) which it is required to maintain pursuant to the terms hereof shall cover the obligations set forth above but shall in no way limit Crowe Chizek’s obligations under this provision, subject to the liability cap set forth in Section 10(a), to the extent applicable. Crowe Chizek agrees that if, during the performance of its obligations hereunder Crowe Chizek causes damage of any kind whatsoever to the applicable Client Indemnified Party’s or any third party’s property or to any person, or becomes aware of any basis for any such Claim or other Claim, Crowe Chizek shall promptly give notice of such event to Client with full details.

     (b)  Client is liable for and shall defend, protect, indemnify and save and hold harmless Crowe Chizek, its owners, shareholders, directors, officers, agents, affiliates and employees, and their respective successors and assigns (collectively, the “Crowe Chizek

Indemnified Parties”), from and against all Claims, to the extent such Claim is caused by or results from,

(i) (v) copyright, patent or similar infringement of proprietary rights arising out of Client’s actions, (w) the negligence of Client, (y) taxes, penalties, interest, liens, or indebtedness owed by Client, or (z) the willful misconduct of Client, or

(ii) the material breach by Client of any of its obligations under this Agreement or any Binding Request for Services.

The defense of any such Claim shall be directed in accordance with Sections 11(c), (d) and (e). Client agrees that the liability and property damage insurance (including automobile, public liability and property damage insurance) which it is required to maintain pursuant to the terms hereof shall cover the obligations set forth above but shall in no way limit Client’s obligations under this provision, subject to the liability cap set forth in Section 10(b), to the extent applicable. Client agrees that if, during the performance of its obligations hereunder Client causes damage of any kind whatsoever to the applicable Crowe Chizek Indemnified Party’s or any third party’s property or to any person, or becomes aware of any basis for any such Claim or other Claim, Client shall promptly give notice of such event to Client with full details.

     (c)  In the event of the occurrence of any event which either party asserts is an indemnifiable event pursuant to this Section 11, the party claiming indemnification (the “Indemnified Party”) shall provide prompt written notice to the party required to provide indemnification (the “Indemnifying Party”), specifying in detail the facts and circumstances with respect to such Claim and the basis for which indemnification is available hereunder, provided, however, that the failure to provide such notice shall only release the applicable Indemnifying Party from any of its obligations under this Section 11 to the extent such Indemnifying Party is prejudiced by such failure.

     (d)  If such event involves the Claim of any third party and if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any such third party Claim, the Indemnifying Party will have the right to control the defense or settlement of such Claim; provided, however, that:

(i) the Indemnified Party shall be entitled to participate in the investigation, trial, defense and settlement of such Claim and any appeal arising therefrom, through its attorneys or otherwise, at its own expense,

(ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval will not be unreasonably withheld or delayed) before entering into any settlement of such Claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party,

(iii) the Indemnifying Party will not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, and shall assume all expense with respect to the defense or settlement of any Claim to the extent such Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, provided that the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such Claim pursuant to this Section 11(d)(iii),

(iv) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel; provided that the Indemnified Party will advance the legal fees and expenses for this additional counsel, without prejudice to any right the Indemnified Party may have to recover these legal fees and expenses from the Indemnifying Party.

     (e)  If a party receiving a demand for indemnification for a Claim pursuant to Section 11(c) either (i) rejects such demand or fails to acknowledge any obligation to indemnify the notifying party or (ii) otherwise fails to defend such Claim, then the notifying party will have the right to defend such Claim, without prejudice to any of its rights to later seek indemnification under Section 11(a) or (b), as the case may be.

     (f)  Each party shall cooperate in all reasonable respects with the other party and its attorneys in the investigation, trial, defense and settlement of any Claim and any appeal arising therefrom.

     12.     Term; Termination

     (a)  Unless earlier terminated as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue until the later of (i) the third anniversary of the Effective Date, subject to any extension to which the parties may agree in writing (“the “Term”), or (ii) the completion by Crowe Chizek of all the Services and performance of all its obligations and the performance by Client of all its responsibilities and obligations, in accordance with each Binding Request for Services.

     (b)  If at any time during the term of this Agreement, Client materially breaches any obligation hereunder, including failure to pay any undisputed fee due, and such breach shall not be cured within thirty (30) days (or such other period for cure as may be specified in the applicable Binding Request for Services) after written notice from Crowe Chizek to Client specifying the nature of the breach, Crowe Chizek may at its option (i) unless otherwise set forth in a Binding Request for Services, suspend those Services to which such uncured breach relates; provided, however, that Crowe Chizek shall resume providing such

Services if and when Client thereafter reasonably remedies such breach and/or (ii) unless otherwise set forth in a Binding Request for Services, terminate this Agreement and all Service obligations of Crowe Chizek related to each Binding Request for Services at the time of such continuing breach. In all events, however, Client shall have the right to carry out the project which is the subject of the Services, with or without Services from Crowe Chizek

     (c)  If at any time during the term of this Agreement, Crowe Chizek materially breaches any obligation hereunder, and such breach shall not be cured within thirty (30) days (or such other period for cure as may be specified in the applicable Binding Request for Services) after written notice from Client to Crowe Chizek specifying the nature of the breach, Client may, at its option: (i) unless otherwise set forth in a Binding Request for Services, terminate those Service obligations of Crowe Chizek and the applicable Binding Request for Services, in whole or in part, to which the breach relates and also thereby terminate Client’s related fee and performance obligations in respect thereto, and/or (ii) unless otherwise set forth in a Binding Request for Services, terminate this Agreement and all Service obligations of Crowe Chizek related to each Binding Request for Services at the time of such continuing breach. If Client terminates this Agreement or a Binding Request for Services in whole or in part pursuant to this Section 12(c), Client shall pay Crowe Chizek any unpaid fee or other recompense, remuneration or payment that has accrued to the date of termination in respect of the Services and the applicable Binding Request for Services, as provided therein. If Crowe Chizek has received any payments to the point of termination beyond the amount to which Crowe Chizek is entitled, Crowe Chizek shall pay Client the amount of the excess payment.

     (d)  Except as may be expressly set forth in the applicable Binding Request for Services, Client will have the right to terminate this Agreement or any part hereof, including any portion of a Binding Request for Services, at any time without cause upon thirty (30) days’ prior written notice to Crowe Chizek. In case of termination hereof by Client of all or any part of this Agreement pursuant to this Section 12(d), Crowe Chizek shall immediately discontinue and shall cause any agent or subcontractor of Crowe Chizek to immediately discontinue the performance of Services and expenditure of costs or expenses associated therewith in accordance with the termination notice. Except as may be expressly set forth in the applicable Binding Request for Services, after such termination, Client shall pay Crowe Chizek a termination fee for Services performed to the date of termination in accordance with the provisions of this Agreement and the applicable Binding Request for Services, on a time and materials basis together with any expenses reasonably incurred in connection therewith. Except as the parties may otherwise expressly agree in writing, Client will not be obligated to reimburse Crowe Chizek or any agent or subcontractor of Crowe Chizek for any fees or expenses for Services performed after Crowe Chizek’s receipt of Client’s notice of termination and will be liable only for fees and expenses due and owing up to the date of termination, as provided in the applicable binding Request for Services. In addition, except as may be expressly set forth in the applicable Binding Request for Services, Client shall reimburse Crowe Chizek for reasonable demobilization costs, if any, that may result from such termination upon Crowe Chizek’s provision of reasonable proof of the amount of such demobilization costs. The provisions of this subparagraph will not limit or affect the right of Client to terminate this Agreement pursuant to Section 12(c) and will not apply to Section 12(c).

     (e)  Either party may terminate this Agreement immediately for cause if the other party becomes insolvent, or is unable to pay its debts as due, or enters into or files a petition, arrangement, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any State of the United States or of any other country or jurisdiction (“Bankruptcy Laws”), has a trustee, receiver or liquidator appointed for all or a substantial part of its assets or has filed or commenced against it a proceeding under Bankruptcy Laws that is not dismissed within ninety (90) days after such filing or commencement.

     (f)  Sections 6, 9, 10, 11, 12(c), 12(d), 14, 17, 19 and 33 shall survive the termination of this Agreement. Further, upon expiration or earlier termination of this Agreement for whatever reason or cause, Client will have the unrestricted right to carry out each Request for Services without the further involvement of, and without any further payment or any other obligation to, Crowe Chizek (except for the payment obligations specified in Sections 12(c) and (d) under the circumstances therein described).

     (g)  The exercise of either party of any right of suspension or termination, as applicable, shall not constitute a waiver of any other rights or remedies available to such party for violation of the terms of this Agreement or under applicable law.

     (h)  Notwithstanding anything to the contrary in this Agreement, but subject to Section 10, no partial or complete termination of this Agreement by either party pursuant to this Section 12 will in any way limit such party’s right to damages from the other party resulting from the breach of this Agreement by the other party or right of Client to withhold payment as a set off against the amount of any damages for which Crowe Chizek is responsible under this Agreement.

     13.     Nature of Relationship Between Parties

     Nothing contained in this Agreement authorizes, empowers, or constitutes Crowe Chizek to act as the agent or legal representative of Client in any manner whatsoever nor be construed to place the parties in a relationship of partners or joint venturers. Crowe Chizek shall perform the Services exclusively as an independent contractor. Accordingly, Client will not withhold or be responsible for any federal or state income taxes, social security payments, or employment taxes with respect to the payment of the fees or other compensation to Crowe Chizek under this Agreement. Nor will this Agreement in any manner whatsoever authorize or empower Crowe Chizek to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of Client. Further, this Agreement does not authorize or empower Crowe Chizek to bind Client in any manner or make any representation, warranty, covenant, agreement or commitment on behalf of Client, including but not limited to any that would create an apparent agency, employment, partnership, or joint venture, nor will any employee, agent or subcontractor of Crowe Chizek be deemed or construed to be an employee, partner, joint venturer or agent of Client. Crowe Chizek will be solely responsible for performance of the Services hereunder, including day-to-day operations and the supervision of, and control over, its employees and agents and the employees of its agents and subcontractors, if any, including, any software, hardware, equipment, tools and other materials used by Crowe Chizek in connection with performance of the Services. No act or direction of Client will be deemed to be the exercise of supervision of, or control over, Crowe Chizek’s or any agent’s or subcontractor’s performance of the day-to-day operations hereunder.

     14.     Non-Solicitation and Employment Matters

     (a)  For the duration of a Binding Request for Services and for the period of one (1) year following expiration or early termination thereof, neither party shall, directly or knowingly indirectly, recruit or attempt to recruit any employee of the other party who is engaged in performing Services under such Binding Request for Services, in the case of Crowe Chizek, or responsibilities under such Binding Request for Services, in the case of Client, or otherwise initiate any offer or promise of employment with any such employee of the other party without the prior written consent of the other party.

     (b)  During the term of this Agreement and for a period of one (1) year after the expiration or early termination hereof, Crowe Chizek shall not assign any of its employees at the level of manager or above performing Services specifically identified in a Binding Request for Services as Operational Process Improvement Services to Client to perform similar services for any Client competitor listed on Schedule 14 unless prior to the Effective Date of this Agreement Crowe Chizek has disclosed to Client in writing that (i) such services were being provided to any such competitor or (ii) a proposal to provide such services has been submitted to any such competitor. In the event that any such employee is reassigned from the Client account prior to the end of such term, the restrictions on that employee shall be effective only for one (1) year after the date of such reassignment.

     15.     Insurance

     (a)  Each party shall maintain in full force and effect with an insurance carrier of national presence and sound financial standing, and upon the request of the other party, shall furnish evidence satisfactory to the other party of the following minimum insurance coverage:

(i) Comprehensive general liability insurance with minimum limits of $1,000,000 per occurrence and $2,000,000 in the aggregate that will cover any and all losses to the insured’s property, the property of the other party to this Agreement, the property of third parties, or personal injuries caused by the insured party, naming the other party to this Agreement as an additional insured as its interests may appear.

(ii) Workers’ compensation insurance in accordance with applicable law.

(iii) Automobile insurance, with minimum limits of $1,000,000 per occurrence.

     (b)  In addition to the foregoing insurance, Crowe Chizek shall maintain professional liability and errors and omissions insurance coverage in an amount of no less than $12,500,000 million and with such coverage as is in effect on the effective date of this

Agreement. Client acknowledges receipt of a binder of insurance contemporaneously with the effective date of this Agreement, and acknowledges and agrees that the insurance provided under such binder is satisfactory and complies with the requirements of this Section 15(b).

     (c)  Each policy and certificate held by either party shall include an endorsement to furnish the other party at least thirty (30) days’ notice in writing before the insurance coverage described therein will be canceled or materially changed. If one party receives such notice, the other party will have the right to obtain replacement insurance complying with the requirements of this Section 15, not later than fifteen (15) days after the notice is given. Failure to obtain such insurance by such date shall constitute a material breach by the other party of its obligations under this Section 15.

     16.     Compliance with Laws, Rules and Regulations

     (a)  In the performance of its obligations under this Agreement, both parties shall fully comply with and shall cause any partner, member, employee, agent, or subcontractor that assists in performance hereof to fully comply with all applicable laws, ordinances, rules, requirements and regulations, whether federal, state, local or foreign. Either party represents and warrants that it is properly licensed by all respective governmental or other agencies as may be necessary to perform the Services. Both parties agree to and shall cause any agent or subcontractor to agree to secure at its expense all additional permits and licenses if they are required, to fully cover all operations and work to be conducted hereunder.

     (b)  Both parties shall, and shall cause their partners, members, employees, agents and subcontractors to, perform their responsibilities and provide the Services under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of any patent, trade secret, copyright or other proprietary right of any third party.

     (c)  If Crowe Chizek is present upon Client’s property in the course of performing its obligations under this Agreement, Crowe Chizek shall comply with all rules and regulations of Client related to safety and security and any instructions of Client in regards thereto.

     17.     Records and Audit

     (a)  Each party shall allow the other party for a period of three (3) years (subject to any longer retention period requirements that may be set forth in a Binding Request for Services), during and after termination of this Agreement, upon reasonable notice, to have access to and examine all of its records related to this Agreement and the Services. Each party shall preserve such records, at a minimum, during such period.

     (b)  Each party shall grant the other party, including its designated representatives, access at all reasonable times to the books, payrolls and records maintained by it relating to any of the Services performed or to be performed hereunder, and the other party will have the right to audit said books, payrolls and records at any reasonable time or times. If an audit of said books, payrolls and records reveals information in contradiction of previous information or statements furnished to a party or in contradiction of a party’s obligations hereunder, which information or statements were the basis of a charge, invoice or payment, a party’s prior approval of said charge, invoice or payment shall be revoked and considered void until such time as the true facts and proper charges or payments can be ascertained. Promptly after the determination of any overcharging or under payment by a party, such party shall refund or remit the amount of such overcharges or underpayment, in accordance with Section 4. For purposes of this Section 17(b), the term “underpayment” refers to Client’s failure to pay any amount in full when due, but shall not be deemed to refer to any properly made payment that is subject to a subsequent “true-up” under the applicable Binding Request for Services or any reduction in any payment resulting from the valid exercise by Client of any setoff rights or right to withhold payments that Client may have.

     18.     Materials, Tools and Equipment

     (a)  Except as may be set forth in the applicable Binding Request for Services, Crowe Chizek is responsible for providing, at Crowe Chizek’s expense, all materials, tools and equipment (including but not limited to computer hardware and software) necessary for Crowe Chizek personnel for completion of the Services. If Client elects to provide Crowe Chizek any materials, tools and equipment (including but not limited to computer hardware and software), Crowe Chizek shall be responsible for all materials placed in its custody by Client, and shall exercise due care to protect them from theft, damage or deterioration.

     (b)  If applicable, all such material, tools and equipment (including but not limited to computer hardware and software) used by Crowe Chizek in performing the Services required hereunder shall be in good operating condition throughout Crowe Chizek’s performance of the required Services.

     19.     Non-Infringement

     (a)  In connection with its performance of the Services (including without limitation the development of work product and other deliverables which may involve Code), Crowe Chizek may be providing or using intellectual property of third parties and accordingly covenants that it will, and it will cause its agents and subcontractors to, perform their responsibilities and provide the Services under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party. Crowe Chizek further covenants that all Deliverables created or developed by Crowe Chizek and/or its subcontractors will be original works and the internal use or commercial exploitation of such Deliverable will not subject Client to any claim for copyright or patent infringement by a third party or for infringement of the proprietary rights of any other person or entity, whether such rights are afforded by the laws of the United States or any other state, country or jurisdiction.

     (b)  If any Deliverable does not conform to the covenant set forth in this Section, Crowe Chizek shall procure the right for Client to continue to use the Deliverable, may modify the Deliverable (which modifications shall provide the same functionality and performance levels as the original Deliverable), or may replace the Deliverable with another

Deliverable that provides the same functionality and performance levels as the original Deliverable. In the event that none of the preceding remedies are reasonably available, upon request by Client, Crowe Chizek shall take back the Deliverable and refund the fee paid with respect to the applicable Services, in addition to and not in limitation of any right Client has under Section 11.

     20.     Assignment of Agreement and Binding Effect

     (a)  The terms, obligations and conditions set forth herein shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that any affiliate of Client that enters into a Binding Request for Services with Crowe Chizek or for which Crowe Chizek performs Services pursuant to a Binding Request for Services, notwithstanding that such affiliate is not a party thereto) will be a third party beneficiary of this Agreement as it relates to such Binding Request for Services. Crowe Chizek shall not assign this Agreement or any part hereof, including the delegation of duties or assignment of any benefits hereunder (by operation of law or otherwise), or sublet or subcontract to another any part of the Service to be performed hereunder, or undergo a change of control (which shall mean a 25% or greater change in the ownership interests of Crowe Chizek based on the ownership structure on the date hereof), without the prior written consent of Client, which Client may in its sole discretion withhold; provided, however, with respect to a change of control event, Client’s consent will not be unreasonably withheld or delayed. Any attempted assignment or subcontracting by either party hereto not in compliance with the terms hereof shall be null and void. It is agreed by the parties that the Services are in the nature of “Personal Services” and, accordingly, the parties agree that this Agreement cannot be assigned pursuant to Section 365 of the Bankruptcy Code.

     (b)  Each party will remain primarily liable and obligated to the other party for the timely and proper performance of all of its and its affiliates obligations hereunder and the proper and timely performance and actions of any person or entity to which a party delegates or subcontracts any such obligation, even if such obligations are delegated to third party agents, affiliates or subcontractors.

     (c)  Upon Client’s request, Crowe Chizek shall promptly provide to Client information regarding any proposed subcontractors or the like to be utilized in performance of any Services, the scope of the Services to be delegated thereto, the experience and financial position of the proposed third party, Crowe Chizek’s selection criteria therefor and conclusions regarding its selection, in order to permit Client to determine whether to grant its consent to such delegation or subcontract. Subject to Crowe Chizek’s timely provision of the foregoing information to Client, Client shall timely review such information, and notify Crowe Chizek in writing of its acceptance or objection to such delegation or subcontract.

     21.     Severability

     The provisions of this Agreement shall be severable and, if any provision of this Agreement is held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof, and the remainder of this

Agreement, disregarding such invalid portion, will continue in full force and effect as though such void provision had not been contained herein.

     22.     Non-Exclusive Engagement

     Except as may be provided in a Binding Request for Services, Crowe Chizek acknowledges and agrees that its engagement under this Agreement is non-exclusive and that Client may engage any other party or parties to perform services similar to the Services, and Crowe Chizek shall cooperate with such other parties as Client may reasonably request subject to negotiation of an agreement for appropriate payment to Crowe Chizek for its reasonable time and reasonable expenses in providing such cooperation, unless otherwise set forth in the applicable Binding Request for Services.

     23.     Provision of Code

     Schedule 23 sets forth terms that will be applicable if Crowe Chizek provides Client with any Code.

     24.     Notices

     Whenever one party is required or permitted to give notice to the other party under the Agreement, such notice will be in writing unless otherwise specifically provided herein and will be deemed given when delivered in hand, one (1) day after being given to an express courier with a reliable system for tracking delivery, or five (5) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid or when sent if delivered by facsimile, provided that notice sent by facsimile shall not be deemed to be effective unless, contemporaneously with such facsimile, the notifying party deposits a copy of the notice in the United States mail, postage prepaid.

     Notifications will be addressed as follows:

If to Client:

Riggs Bank N.A.
Address: 800 17th Street, N.W.
               3rd Floor
               Washington, DC 20006
Attention: Chief Operating Officer
Facsimile: (202) 835-5226

with a required copy to:

Address: Legal Affairs
               800 17th Street, N.W.
               7th Floor
               Washington, DC 20006
Attention: General Counsel
Facsimile: (202) 835-5158

If to Crowe Chizek:

Crowe Chizek and Company LLP
Address: Landerbrook Corporate Center One
               5900 Landerbrook Drive, Suite 205
               Cleveland, Ohio 44124-4043
Attention: Fred J. Bauters
Facsimile: (440) 460-1302

with a required copy to:

Address: Bose, Mckinney & Evans
               135 North Pennsylvania Street
               Suite 2700
               Indianapolis, Indiana 26204
Attention: Jim Coles
Facsimile: (317) 223-0251

     Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

     25.     Headings

     The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     26.     Force Majeure

     Neither party will be liable under this Agreement for any failure of or delay in performance of its obligations hereunder, if performance is delayed or prevented by acts of God, fire, explosion, war, earthquakes, riots, governmental laws or regulations, or other similar causes beyond such party’s reasonable control (each, a “Force Majeure event”), but only to the extent of and during continuance of such event and only provided such party gives the other party notice of such Force Majeure event in writing within three (3) business days after the occurrence thereof. Nothing herein shall be construed to relieve either party of liability under Section 10 of such party, its agents, employees and subcontractors. During the pendency of any Force Majeure event, the party affected shall work diligently to cure the Force Majeure event to the extent commercially reasonable.

     27.     Waiver and Amendment

     No provision of this Agreement shall be deemed waived, unless such waiver shall be in writing and signed by the party against which the waiver is sought to be enforced. The waiver by either of the parties hereto of any breach of any provision hereof by the other party shall not be construed to be either a waiver of any succeeding breach of any such provision or a waiver of the provision itself. No delay or omission of Client to exercise or avail itself of any right, power or privilege that is has or may have hereunder will operate as a waiver of any breach or default.

     28.     Entire Agreement

     Except as set forth below, this Agreement and each Binding Request for Services contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all previous written or oral understandings, agreements, negotiations, commitments, or any other writings or communications with respect to such subject matter. Without limitation of the foregoing, the parties confirm that the Professional Services Agreement dated August 10, 2001, and executed on or about September 28, 2001, has been fully performed by both parties and fully paid for by Client and has been terminated and superseded in its entirety by this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that (a) each of the Non-Disclosure Agreement dated May 15, 2001 between Client and Crowe Chizek and the Non-Disclosure Agreement dated July 25, 2001 between Client and Crowe Chizek and (b) the Nondisclosure and Intellectual Property Rights Agreement dated as of October 8, 2002 between Crowe Chizek and Client, remain in full force and effect in accordance with their terms.

     29.     Modification

     This Agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by each of the parties.

     30.     Governing Law

     The Agreement and any and all claims and disputes arising out of or in connection with or related to the relationships and arrangements between the parties described in the Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.

     31.     Negotiation and Mediation.

     (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy.

     (b)  If any such dispute has not been resolved by negotiation within fifteen (15) days following either party’s attempt to cause such parties to commence such negotiation, the parties shall endeavor to settle such dispute by mediation under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. The neutral third party required by this procedure shall be a lawyer selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process. The parties shall conduct any mediation proceedings pursuant to these sections at a neutral location to be agreed to by the parties.

     (c)  Notwithstanding Sections 31(a) and 31(b), the provisions of Section 31(a) and (b) shall not prejudice the right of a party to apply to any court of competent jurisdiction for the request of temporary or permanent injunctive or other equitable relief, where the procedures set forth therein or the time periods that such Sections contemplate must expire prior to seeking recourse to the courts, could have, in the judgment of such party, an adverse affect on such party or its rights or remedies under this Agreement (including the applicable Binding Request for Services).

     32.     Improper Influence

     (a)  Crowe Chizek agrees that, in performance of its obligations under this Agreement, it will not make or offer to make any payment to, nor confer or offer to confer any benefit or bribe upon any employee, agent, official or fiduciary of any third party, with the intent to influence the conduct of such person in relation to the business of such third party, and

     (b)  Crowe Chizek agrees that it will not accept any payment or other benefit, directly or indirectly, from any third party whose goods or services it recommends to Client in connection with this Agreement; provided that this Section 33 will not be deemed to prohibit payments by such third parties, so long as Crowe Chizek fully discloses these payments to Client and, in the case of any third party other than Onyx, Client gives Crowe Chizek its prior written approval of such payments.

     33.     Publicity

     Neither party shall, without the prior written consent of the other party, in any manner whatsoever disclose, announce, advertise or publish the terms of this Agreement, except for disclosure to governmental agencies as required by those agencies. Either party may disclose the fact that the parties have entered into this Agreement, provided that neither party shall use any trademark, service mark or logo of the other party without the other party’s express prior written consent.

     IN WITNESS WHEREOF, Crowe Chizek and Client have caused this Agreement to be duly executed and delivered as of the date first written above.

CROWE CHIZEK

CROWE CHIZEK AND COMPANY LLP

BY: Fred J. Bauters

NAME: Fred J. Bauters, Authorized Officer

TITLE: Partner

CLIENT

RIGGS BANK N.A.

BY:/s/ Robert C. Roane

NAME: Robert C. Roane, Authorized Officer

TITLE: Executive Vice President & Chief Operating Officer